EXHIBIT 10.13
SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is made effective as of November 1, 2009, by and Between Beyond Commerce, Inc(“Tenant”), and KaChing KaChing, Inc (“Subtenant”). Tenant has previously entered into a lease agreement with Sansone Pecos I-215 II, LLC,a Nevada limited-liability company(“ Landlord”) dated December 28, 2007 (the “Prime Lease”), a copy of which is attached as an exhibit to this Sublease. Tenant now desires to sublet the leased property to Subtenant and Subtenant desires to sublet the leased property from Tenant. Therefore, the parties agree as follows:

1.           PREMISES. Tenant, in consideration of the sublease payments provided in this Sublease, sublets to Subtenant the property located at 9029 South Pecos Henderson NV 89074.

2.           TERM AND POSSESSION. The term of this Sublease will begin on November 1, 2009 and unless terminated sooner pursuant to the terms of this Sublease, it will continue for the remainder of the term provided in the Prime Lease, which terminates on January 1, 2012.

3.           SUBLEASE PAYMENTS. Subtenant shall pay to Tenant sublease payments of $12,023.81 per month, payable in advance on the first day of each month, for a total sublease payment of $312,619.06 over the life of the lease. Sublease payments shall be made to Tenant at 9029 South Pecos Henderson, NV 89074, which may be changed from time to time by Tenant.

4.           SECURITY DEPOSIT. At the time of the signing of this Sublease, Subtenant shall pay to Landlord, in trust, a security deposit of $0.00 to be held and disbursed for Subtenant damages to the Premises or other delimits under this Sublease (if any) as provided by law.

5.           NOTICE. Notices under this Sublease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows to every interested party:

TENANT:

BoomJ.com Inc
9029 South Pecos
Henderson, NV 89074

SUBTENANT:
KaChing KaChing, Inc.
9029 South Pecos
Henderson, NV 89074

LANDLORD:
Sansone Pecos I-215 II, LLC
2301 E. Sunset RD. #8015
Las Vegas, NV 89119

Such addresses may be changed from time to time by any party by providing notice to the other interested parties as described above.

6.           GOVERNING LAW. This Sublease shall be construed in accordance with the laws of the State of Nevada

7.           LANDLORD’S CONSENT. Option 1- The Prime Lease requires the prior written consent of Landlord to any subletting of the Premises. Such consent has been obtained and a copy is attached as an exhibit as found in section  14.2 Notice of Intent to Assign or Sublet.

8.           INCORPORATION OF PRIME LEASE. This Sublease is subject to all of the terms of the Prime Lease with the same force and effect as if each provision of the Prime Lease were included in this Sublease, except as otherwise provided in this Sublease. All of the obligations of Tenant under the Prime Lease shall be binding upon Subtenant. All of the obligations of Landlord under the Prime Lease shall inure to the benefit of Subtenant. It is the intent of the parties that, except as otherwise provided in this Sublease, the relationship between Tenant and Subtenant shall be governed by the various provisions of the Prime Lease as if those provisions were included in this Sublease in full, except that the terms “Landlord,” “Tenant’ and “Lease’ as used in the Prime Lease, shall instead refer to, respectively, “Tenant,” “Subtenant’ and “Sublease.”

TENANT

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BoomJ.Com, Inc.
Mark V Noffke
Chief Financial Officer

SUBTENANT

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KaChing KaChing, Inc.
Robert J. McNulty
President